Exhibit E
Joint Filing Agreement
Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to file a joint statement containing the information required by Schedule 13D, including any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the common stock, $0.01 par value per share, of AsiaInfo-Linkage, Inc.
The undersigned and each other person executing this joint filing agreement (this “Agreement”) also agree as follows:
(i) The undersigned executing this Agreement are individually eligible to use the Schedule 13D to which this Exhibit is attached and such Schedule 13D is filed on behalf of the undersigned and each other person executing this Agreement; and
(ii) The undersigned executing this Agreement are responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Dated: July 13, 2010

LT International Limited
/s/ Libin Sun
Name:	Libin Sun
Title:	Director

Libin Sun
/s/ Libin Sun
Libin Sun